Exhibit 10.10

January 28, 2008

Mr. Guerrino De Luca

Re:	Employment Agreement

Dear Guerrino:

Pursuant to our recent discussions, this letter sets forth the terms of your employment with Logitech Inc., a California corporation (the “Company”) as well as our understanding with respect to any termination of that employment relationship.

1. Position and Duties. Effective as of January 1, 2008, you will be employed by the Company as executive Chairman of its Board of Directors and will serve in the positions set forth in Exhibit A. In such positions, you will have the duties and authority at a level consistent with the duties and authority set forth on Exhibit A. You accept this role on the terms and conditions set forth in this Agreement, and you agree to devote time, energy and skill as appropriate to your duties hereunder.

2. Term of Employment. Your employment with the Company will continue for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraph 6 below.

3. Compensation. You will be compensated for your services to the Company as follows:

(a) Salary: You will be paid a bi-weekly salary of $21,153.85, payable every two weeks less applicable withholding (annualized this amount is US$550,000), in accordance with normal payroll procedures. Your salary will be reviewed by the Board of Directors of Logtiech International S.A. (“Logitech”), the Company’s corporate parent, from time to time (but no more frequently than annually), and may be subject to adjustment based upon various factors including, but not limited to, your performance and Logitech’s profitability. Any adjustment to your salary shall be in the sole discretion of the Logitech Board of Directors (the “Board”). This new salary will be effective February 1, 2008.

(b) Incentive Bonus: You will continue to be eligible to participate in the Logitech Chairman / CEO annual bonus plan. Your bonus will be based upon Logitech’s achievement of various financial goals pursuant to the plan and approved by the Board. The terms of the Chairman / CEO annual bonus plan for Logitech’s 2008 fiscal year, including the financial goals under the plan and your current bonus target as a percentage of your salary, will continue in effect through the end of this fiscal year.

Guerrino De Luca

January 28, 2008

(c) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any applicable medical, disability or other group insurance plans, as well as under the Company’s business expense reimbursement and other policies. Occasionally you may use the Company’s automobile services in the San Francisco Bay Area, which will be considered a compensation expense to you, and the Company will provide to you a tax gross up of those automobile expenses. You will not accrue vacation or sick leave and may take time off as reasonable in maintaining your duties as Chairman of Logitech.

4. Termination of Employment. In the event that your employment with the Company terminates for any reason, including if you voluntarily resign from your employment with the Company, or in the event that your employment terminates as a result of your death or disability, or if your employment is terminated with or without cause by the Company, you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination, and other than any compensation or benefits that may be payable pursuant to the Change of Control Severance Agreement referred to in Paragraph 6 below. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with 60 days’ written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

5. Termination of Severance Agreement. Effective as of January 1, 2008, the Company, Logitech and you have terminated the employment agreement dated May 22, 1998 between the Company, Logitech and you.

6. Change of Control Severance Agreement. Concurrent with the execution of this Agreement you, the Company and Logitech are entering into the Change of Control Severance Agreement attached to this Agreement.

7. Limitation of Payments and Benefits. To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to you constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Paragraph 7, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, the aggregate amount of such payments and benefits will be reduced, but only to the extent necessary so that none of such payments and benefits are subject to any excise tax.

8. Confidential and Proprietary Information. As a condition of your employment, you signed the Company’s standard form of employee confidentiality and assignment of inventions agreement and this remains in effect.

9. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

Guerrino De Luca

January 28, 2008

10. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

11. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral including any previous change of control agreements.

12. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.

Guerrino, we are excited about your new role. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Logitech Inc.

By:	/s/ Gerald P. Quindlen
Gerald P. Quindlen
Title:	President and CEO

By:	/s/ Catherine Valentine
Catherine Valentine
Title:	VP, Legal and General Counsel

EMPLOYEE:

/s/ Guerrino De Luca
Guerrino De Luca

EXHIBIT A

Duties and Authority

•	Executive Chairman of the Board of Directors of the Company.

•	Executive Chairman of the Logitech Board of Directors.

•	Such other duties and responsibilities as may be determined from time to time by the Board.